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                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                   12 Months
                                                                                                     Ended
                                                                Year Ended December 31,            September 30,
                                        ---------------------------------------------------------------------------

                                          1995        1996       1997       1998       1999           2000
                                          ----        ----       ----       ----       ----           ----

                                        Thousands of Dollars Except Ratios


Net Income                                $70,631    $77,393    $38,620    $80,147    $53,980         $53,766
Add- Extraordinary items net of tax             -          -     24,853          -          -               -
                                        ----------   --------   --------   --------   --------   -------------
Net income from continuing operations      70,631     77,393     63,473     80,147     53,980          53,766

   Taxes based on income                   44,483     47,286     33,922     45,412     30,763          34,806
                                        ----------   --------   --------   --------   --------   -------------

Net income before income taxes            115,114    124,679     97,395    125,559     84,743          88,572
                                        ----------   --------   --------   --------   --------   -------------



Add- fixed charges:
   Interest on long term debt              31,168     31,409     32,271     37,260     38,223          31,223
   Other interest                             853      4,636      2,875      1,647      3,373           7,259
   Amortization of net debt premium, discount,
      expenses and losses                   1,703      1,709      1,643      1,132      1,139           1,085

                                        ----------   --------   --------   --------   --------   -------------
Total fixed charges                        33,724     37,754     36,789     40,039     42,735          39,567
                                        ----------   --------   --------   --------   --------   -------------

Earnings available for fixed charges      148,838    162,433    134,184    165,598    127,478         128,139
                                        ==========   ========   ========   ========   ========   =============

Ratio of earnings to fixed charges           4.41       4.30       3.64       4.13       2.98            3.23
                                        ==========   ========   ========   ========   ========   =============


Earnings required for preferred dividends:
   Preferred stock dividends                3,850      3,721      3,715      3,745      3,833           3,848
   Adjustment to pre-tax basis              2,425      2,273      1,985      2,122      2,185           2,490
                                        ----------   --------   --------   --------   --------   -------------
                                            6,275      5,994      5,700      5,867      6,018           6,338

Fixed charges plus preferred stock dividend
    requirements                           39,999     43,748     42,489     45,906     48,753          45,905
                                        ==========   ========   ========   ========   ========   =============

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements    3.72       3.71       3.15       3.60       2.61            2.79
                                        ==========   ========   ========   ========   ========   =============

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